Exhibit 10.4

QRS NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE 1. - INTRODUCTION

Whereas, the Employer wishes to establish a supplementary employee retirement plan to provide deferred compensation for a select group of highly compensated employees as chosen by the Employer effective December 1, 1997, and

Whereas, the Employer, who has determined pursuant to the laws of the Employer’s state, may establish such a Plan;

Whereas, the Employer wishes to provide that the Plan to be established under this Agreement shall be called the QRS Non-Qualified Deferred Compensation Plan, and

Whereas, the Employer wishes to provide under the Plan for the payment of vested accrued benefits to the Participants and their beneficiary or beneficiaries, and

Whereas, the Employer wishes to provide under the Plan that the Employer shall pay the entire cost of vested accrued benefits from its general assets and. set aside contributions by the Employer to meet its obligations under the Plan, and

Whereas, the Employer intends that the assets of the Plan and Trust shall at all times be subject to the claims of the general creditors of the Employer,

Now therefore, the Employer does hereby establish the Plan as follows, and does also hereby agree that the Plan shall be structured, held and disposed of as follows:

ARTICLE 2. - DEFINITIONS

“Age” means age as of the Participant’s last birthday.

“Beneficiary” means the beneficiary or beneficiaries designated by the Participant in the Enrollment Agreement who are to receive any distributions payable upon the death of the Participant.

“Board” means the Employer’s Board of Directors.

“Compensation” means the amount payable to an Eligible Employee, for services rendered to the Employer, such as wages, salary, overtime, commissions, amounts payable pursuant to written contracts, bonuses and other remuneration that is reportable to the Federal Government for the purpose of withholding Federal income taxes, or which would be reportable if it were not deferred by the Eligible Employee under this Plan.

“Computation Period” means the l2-consecutive month period ending on the last day of the Plan Year.

“Deferred Compensation” means the amount of Compensation that the Participant elects to defer under the Enrollment Agreement and that the Participant and the Employer mutually agree shall be deferred in accordance with the Plan and/or the amount of any contributions made by the Employer on behalf of the Participant.

“Disability” A Participant suffers a Disability when, due to sickness or accidental injury, the Participant is unable to perform, for wage or profit, the material and substantial duties of the Participant’s own occupation at the time of Disability. A Participant will only be considered to have suffered a Disability while under the regular care of a doctor and not working at any job for wage or profit. The Employer shall have the exclusive right of determining, with the assistance of a competent physician, whether a Participant has suffered Disability.

“Effective Date” means December 1, 1997.

“Eligible Employee” means a member who is considered to be (i) a highly compensated employee for purposes of the 401(k) Plan where such term is defined under section 414(q) of the Internal Revenue Code of 1986, and (ii) part of a select group of management or highly compensated individuals as described in section 201(2) of ERISA who performs services for the Employer as an employee and who has been chosen by the Employer, in his sole discretion, to be eligible to participate in the Plan.

“Employer” means QRS Corporation or any successor thereto, and any other Affiliated Employer which adopts this plan.

“Employment or Re-employment Commencement Date” means the date on which the Eligible Employee first performs an Hour of Service for the Employer.

“Enrollment Agreement” means the agreement entered into by a Participant which specifies the amount of Deferred Compensation, the Participant’s Beneficiary and the Participant’s election of form of payment on Termination of Employment.

“Entry Date” January 1st, April 1st, July 1st or October 1st.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Hardship Withdrawal” A withdrawal is on account of hardship if it is due to an unforeseen emergency which creates a hardship and which occurs during employment and prior to the Participant’s retirement and commencement of benefits. An unforeseen emergency is defined as (1) a severe financial hardship to the Participant, or (2) loss of the Participant’s or beneficiary’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

Payment may not be made to the extent that such hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets to the extent the liquidation of these assets would not itself cause severe financial hardship or (3), cessation of deferrals under the Plan.

“Hour of Service” is each hour for which an employee is paid or entitled to payment for the performance of duties for the Employer during the Plan Year or other applicable 12 consecutive month period under the Plan. The employee is paid or entitled to payment for the performance of duties and during a period of time during which no duties are performed for reasons including, but not limited to, vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty or leave of absence.

Hours of Service shall be determined on the basis of weeks worked. An Employee will be credited with forty-five (45) Hours of Service if such employee would be credited with at least one (1) Hour of Service during the week.

“Normal Retirement Age” means the later of Age 65.

“Participant” shall mean any Eligible Employee selected by the Employer who has elected to participate in the Plan by entering into an Enrollment Agreement.

“Participant’s Account” shall mean the separate record of each Participant’s salary deferral contributions, matching contributions and any earnings or loss credited thereto.

“Plan” QRS Non-Qualified Deferred Compensation Plan effective December 1, 1997.

“Plan Year” The first Plan Year will be a short plan year from December 1, 1997 through December 31, 1997. All subsequent plan years will be the 12 consecutive month period beginning on each subsequent January 1st, a Plan Anniversary, and ending on the next following December 31st.

“Service” means employment with the Employer including leaves of absence authorized by the Employer (such as a temporary absence authorized by the Employer because of vacation, sickness, injury, disability, layoff, or jury duty) and service in the armed forces of the United States, commencing while he is an employee, provided that he returns to the employment of the Employer as an employee at the end of such authorized absence, or within the applicable period specified in the Military Selective Service Act of 1967, and amendments thereto, after release from such service with the armed forces.

Moreover, in calculating the number of a Participant’s Years of Credited Service and length of participation in this Plan for all purposes hereunder, such period of absence or service with the armed forces subsequent to becoming a Participant hereunder, will be counted. However, no Contributions will be made to the Plan during such periods of absence or service with the armed forces.

“Termination of Service” shall mean severance of the Participant’s services for the Employer for any reason, including retirement.

“the 40l(k) Plan” is the QRS 4O1(k) Plan.

“Top Hat Plan” is a non-qualified deferred compensation plan for a select group of management or highly compensated employees.

“Trust” shall mean the Trust Agreement between the Employer and the Trustees.

“Trustees” means the Trustees named in the Trust and their duly appointed and acting successor Trustee(s) which shall be appointed by the corporation and may consist of one or more persons.

“Year of Service”

(a)	An Employee shall be considered to have rendered a Year of Service if he completes at least 1,000 Hours of Service during the applicable Computation Period.

(b)	If an Employee’s Service is terminated and if at any time he subsequently resumes his employment with the Employer, his prior Years of Service shall be taken into account in computing his Years of Service.

(c)	An Employee who becomes ineligible, that is, not an Eligible Employee, but who remains in the employ of the Employer and who completes at least 1,000 Hours of Service during a vesting Computation Period shall accrue a Year of Service for each such vesting Computation Period.

ARTICLE 3. – PLAN SPECIFICATIONS

Each Eligible Employee shall be eligible to participate in the Plan on the first Entry Date.

An Eligible Employee may enroll and become a Participant by executing an Enrollment Agreement in each calendar year preceding the calendar year in which deferral of compensation is to commence. However, during the first Plan Year, an Eligible Employee may enroll and become a Participant within 30 days after the Effective Date. In the first year an employee first becomes an Eligible Employee, the Eligible Employee may enroll and become a Participant within 30 days after the first Entry Date occurring on or after the date the employee becomes an Eligible Employee.

The Participant shall specify in his Enrollment Agreement the amount of Compensation to be deferred under the Plan between 1% and 100% of his compensation. Any salary deferrals made by an Eligible Employee under this Plan shall be held as an asset of the Employer, and the Employer intends to deposit the amounts deferred into the Trust.

The Participant may change his Enrollment Agreement by written notice of such change, prior to the calendar year in which such change is to be effective. An election to defer Compensation under this Plan, or to change the amount of Deferred Compensation, shall apply only to Compensation earned after such election.

The Employer has the power to establish rules and from time to time to modify or change such rules governing the manner and method by which salary deferral contributions may be changed or discontinued according to the following schedule:

A Participant’s Enrollment Agreement shall remain in effect unless previously modified or terminated as herein permitted until the Participant’s Termination of Service.

All salary deferral contributions shall be authorized by the Participant in writing, made by payroll deduction, deducted from the Participant’s compensation without reduction for any taxes or withholding (except to the extent required by law or the regulations) and paid over to the Plan and Trust by the Employer.

The Employer may make a matching contribution to the Plan and Trust equal to a percentage of the contributions made by the Participant pursuant to the Enrollment Agreement between the Participant and the Employer. Each Plan Year, the amount of such contribution and the percentage to be allocated shall be determined and authorized by resolution of the Board.

In determining the matching percentage, deferrals contributed to the 401(k) plan will be considered first. A match will be made on the first 6% of pay deferred. The next 9% going to the NQDC will then also be matched. The combined total salary deferral percentage that the Employer will match under both this Plan and the 401(k) plan will not exceed 15% of a Participant’s compensation. A Participant will not receive more than 50% of the maximum allowable salary deferral in matching contributions between both the 401(k) plan and the NQDC plan.

The salary deferral contributions and Employer matching contributions made under the Plan on behalf of each Participant shall be credited to the Participant’s Account. The Account consists of the aggregate of all records maintained by the Employer for purposes of determining the Participant’s - interest in the Trust.

ARTICLE 4. – DISTRIBUTIONS AND LOANS

4.1	All distributions to or for the benefit of a Participant shall be made in accordance with Article 8. Except for payments to a Participant under Article 4.2, no part of a Participant’s Account shall be distributed prior to the Participant’s termination of employment with the Employer.

4.2	There are no loans available under this Plan; however, a Participant may make a Hardship Withdrawal, as defined in Article 2, from the Plan. Any Eligible Employee who is a Participant in both this Plan and the 401(k) Plan must draw down all funds available to him under the Plan before he can request a hardship withdrawal from the 401(k) Plan.

ARTICLE 5. – PLAN INVESTMENT

5.1	All contributions will be .invested under Diversified Investors Funds Group, Diversified Investors Strategic Allocation Funds (Mutual Funds) and Personal Choice Retirement Account (PCRA) administered through Charles Schwab under which Participant Accounts will be established for each Participant.

5.2	All amounts under this Plan, including all investments purchased with such amounts and all income attributable thereto, shall remain (until made available to the Participant or Beneficiary) solely the property of the Employer (without being restricted to the provision of benefits under the Plan) subject to the claims of the Employer’s general creditors. No Participant or Beneficiary shall have any secured or beneficial interest in any property, rights or investments held by the Employer in connection with the Plan.

ARTICLE 6. – BENEFICIARY

6.1	The Participant’s Enrollment Agreement shall designate the Beneficiary or Beneficiaries who are to receive distributions in the event of the Participant’s death. If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary or Beneficiaries shall predecease the Participant, then the Participant’s estate shall be treated as the Beneficiary. A Participant may change his Beneficiary designation at any time by amending his Enrollment Agreement.

ARTICLE 7. – VESTING AND FORFEITURES

7.1	Vesting. The value of a Participant’s Account shall become fully vested upon:

(i)	the Participant attaining Age 65 while an employee of the Employer,

(ii)	the Participant’s termination of employment by reason of death or Disability.

7.2	The value of that portion of a Participant’s Account which consists of salary deferral contributions and earnings thereon, if any, shall be fully vested at all times subject, however, to the reach of the Employer’s creditors in the event of insolvency.

7.3	Except as otherwise provided in Article 7, that portion of a Participant’s Account which consists of matching contributions and earnings thereon, if any, shall become vested in accordance with the following schedule; however, such contributions are subject to the reach of the Employer’s creditors in the event of insolvency.

Years of Credited Service	Vested Percentage

Less than 1 year	None
1 year	25%
2 years	50%
3 years	75%
4 or more years	100%

7.4	When employment is terminated and payment is not deferred, the amount of the payment shall be based on the value of the Participant’s Account plus any contributions subsequently credited to such Account and less any distributions subsequently made from the Account.

7.5	Forfeitures. Any remainder of a terminating Participant’s Account which is not vested shall be forfeited on the date his employment with the Employer terminates. Any such forfeitures shall be used to reduce the Employer matching contribution, if any, and/or to pay expenses under the Plan.

ARTICLE 8. – BENEFITS

8.1	The Participant or Beneficiary shall elect the payment option described in 8.3 below under which distribution will be made following his Termination of Service. Payment of benefits will begin on the first day of the first month that is at least 60 days after his Termination of Service provided that in no case will payment of benefits begin later than 60 days after the close of the Plan Year in which the Participant terminates service. At any time up until the calendar year prior to Termination of Service, the Participant may irrevocably elect to defer the commencement of benefits until the first day of the first month following the date the Participant attains Normal Retirement Age. Any such election or change of election must be made in writing.

8.2	Benefits are immediately payable upon the Participant’s death or Disability under one of the payment options described in Article 8.3. Death benefits must be paid to the Beneficiary designated by the Participant in the Enrollment Agreement.

8.3	As elected under 8.1 or 8.2 and subject to 8.4 below, distributions may be made under one or more of the following payment options. ‘ .

(a)	in a lump sum cash payment;

(b)	in substantially equal annual payments over a period of years not to exceed the life expectancy of the Participant or the joint life expectancies of the Participant and the Participant’s spouse; or

(c)	any installment payout agreed to in writing by the Employer.

8.4	A Participant may change his form of payment at any time prior to the commencement of distributions by providing written instructions to the Employer; except that a change in the form of payment from (a) to (b) or (c) above will not be effective unless made at least one year prior to the Participant’s Termination of Service or death, whichever occurs earlier.

ARTICLE 9. - ADMINISTRATION

9.1	Administrator. The Employer shall be the Administrator of the Plan. Administrative concerns of the Plan include, but are not limited to, the enrollment of Eligible Employees as Participants, the maintenance of all records, and the distribution of benefits to Participants.

ARTICLE 10. – MISCELLANEOUS

10.1	Amendment of Plan. The Employer reserves the right’ to amend any provisions of the Plan at any time to’ the extent that it may deem advisable without the consent of the Participant or any Beneficiary provide that no such amendment shall impair the rights of Participants or Beneficiaries with respect to Compensation deferred before such amendment.

10.2	Termination of Plan. The Employer reserves the right to terminate the Plan at any time. Upon termination of the Plan, the Participant’s full Compensation on a non-deferred basis will be thereupon restored. Distribution of any benefits to Participants may only commence upon the occurrence of any of the specified events as provided in Article 8 except as stated in the following sentence. If the Plan, which was designed and intended to be a Top-Hat Plan is deemed not to be a Top-Hat Plan, it will be terminated and contributions will be distributed to Participants in the Plan.

10.3	Plan Administrator To Establish Rules. The Employer may at any time make roles as it determines necessary regarding the administration of the: Plan.

10.4	The Employer may, nom time to time, hire outside consultants, accountants, actuaries, legal counsel, or recordkeepers to perform such tasks as the Employer may from time to time determine.

10.5	In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees as defined in section 201(2) of ERISA. according to a determination made by the Department of Labor, the Employer will take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

10.6	No benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. The provisions of this Plan shall be binding upon and inure to the benefit of the Employer and Participants and their respective successors, heirs, personal representatives, executors, administrators, and legatees.

The vested Account balance of a Participant shall be paid from the Trust only to the extent the Employer is not at the time of payment insolvent. Any vested accrued benefits under the Plan represent an unfunded, unsecured promise by the Employer to pay these benefits to the Participants when due. A Participant has no greater right to Trust assets than the general creditors of the Employer in the event that the Employer shall become insolvent. Trust assets can be used to pay only vested accrued benefits under the Plan or the claims of the Employer’s general creditors.

10.7.	This Plan and the Enrollment Agreement and any subsequently adopted amendment thereof shall constitute the total agreement or contract between the Employer and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant.

10.8	Change of Law. If, because of a change in law, the Trust should be determined to no longer be considered a “rabbi trust” as currently permitted by IRS Private Letter Ruling 8113017, then the Plan and Trust shall be deemed to have terminated as of the law which nullified. its status as a “rabbi trust” and all contributions to the Participants Accounts shall be 100% vested as of that date.

10.9	This Plan shall be construed under the laws of the State of California.

IN WITNESS WHEREOF, QRS Corporation has caused this Plan to be executed by its duly authorized officers this 23rd day of October, 1998.

IN PRESENCE OF:

/s/ Shirley Machin	By:	/s/ Jack Elliott